Exhibit 99.1

GigCapital, Inc. and Global CPaaS Provider Kaleyra S.p.A. Announce Combination

Profitable and Rapidly Growing Kaleyra to List on the New York Stock Exchange Under the Ticker Symbol “KLR”

Company to be Managed by Current Kaleyra Chief Executive Officer Dario Calogero and the Kaleyra Leadership Team

New Board of Directors to be Chaired by Dr. Avi Katz and Include Equal Number of Members From Both Kaleyra and the GigCapital Board of Directors

Transaction Expected to Close in the Second Half of 2019

Palo Alto, Calif., Barcelona, Spain, and Milan, Italy – February 26, 2019 – GigCapital, Inc., (NYSE: GIG, GIG.U, GIG.RT, and GIG.WS) (“GigCapital”) a Technology, Media and Telecom (TMT) Private-to-Public Equity (PPE)™ corporation, today announced that it has entered into a definitive agreement to combine with Kaleyra S.p.A. (“Kaleyra”), a profitable and rapidly growing CPaaS provider.

Following the combination, assuming no redemption by the stockholders of GigCapital, the enterprise value for Kaleyra will be approximately $192 million, or 1.5x estimated fiscal 2019 revenue. The combined company expects to utilize the available capital for organic and strategic growth. The transaction closing is not conditioned on any level of redemption by the stockholders of GigCapital or minimum cash delivered by GigCapital at closing.

The parties expect to close the proposed transaction in the second half of 2019.

The transaction is subject to customary closing conditions, including regulatory and stockholder approval. Upon consummation of the proposed transaction, the combined company will be renamed Kaleyra, Inc. (NYSE: KLR). It is anticipated that, upon the consummation of the transaction and in case of no redemption of the current cash in GigCapital’s trust account, Kaleyra’s current shareholders and employees would own approximately 33% of the combined company’s common stock and GigCapital stockholders would own the remaining 67%.

“GigCapital is thrilled to partner with Kaleyra, our first transaction using the Private-to-Public Equity (PPE)™ platform methodology, where GigCapital brings its management’s well-recognized and decades-long technology public-market operational and entrepreneurial expertise to enable the successful transition of a late-stage growth technology company like Kaleyra to a US public-market traded entity. Dario and his management team have consistently delivered innovative technology, product leadership, global revenue growth and profitability over the last several years. As a public company, Kaleyra will have a stronger capital structure and greater latitude to excel and achieve its projected accelerated financial growth by organic and strategic means. The combination of Kaleyra and GigCapital brings unique, attractive and promising opportunities to all shareholders, and we are looking forward to working in concert with all to build a new and advanced CPaaS industry leading company,” said Dr. Avi Katz, Founder, Executive Chairman of the Board, and Chief Executive Officer of GigCapital.

Mr. Dario Calogero, Kaleyra’s Founder and current Chairman of the Board and Chief Executive Officer, commented: “I am personally very proud of this transaction. This represents a significant milestone for Kaleyra and will fuel our next phase of growth within the consolidating Cloud Communications for Enterprises market. Kaleyra is well positioned in this segment as the preferred partner for both small and medium-sized businesses (SMBs) and larger enterprises, offering a highly secure, compliant and integrated mobile communication platform company, supporting FinTech, e-commerce and enterprises in the communication of transactions and interactions with their customers worldwide. Our product portfolio will expand further in servicing the selected industries we address, taking advantage of the public market expertise of GigCapital Founders, Directors and Advisors, as we merge our expertise in technology, marketing, strategy and finance. We look forward to working with Avi and his excellent team in this next stage for Kaleyra as a public company.”

Kaleyra Investment Highlights

Leveraging its 20-year history of innovation, Kaleyra is a rapidly growing cloud communications software provider delivering secure APIs and connectivity solutions in the API/CPaaS market. Kaleyra’s solutions include identity authentication, mobile and voice notifications on transactions, banking services authorizations, most notably via different integrated mobile channels through its platform.

Software and CPaaS are disrupting the telecom services market leading to a dramatic shift from the traditional hardware-centric marketplace approach. Kaleyra’s scalable cloud platform is at the forefront of this evolution with a powerful combination of products that are secure, flexible, fully redundant and feature-rich. By providing the complete set of communications capabilities through converged infrastructure APIs, Kaleyra has eliminated the concerns over incompatible hardware components and network paradigms.

Kaleyra has a highly diversified global list of more than 3,000 customers. Target markets include FinTech, e-commerce and logistics, travel, healthcare, retail and education.

For fiscal 2018, no customer accounted for more than 10% of Kaleyra’s total revenue. The majority of its customers span Europe, APAC, the Middle East and Latin America. Kaleyra’s small presence in North America is an opportunity to penetrate this large market as it looks to aggressively drive future revenue expansion.

Kaleyra has remained profitable for 10 consecutive years. Led by a combination of organic and acquired growth, pro forma revenue has nearly doubled over the last three years while pro forma adjusted EBITDA has increased by 3x during the same period. With the total addressable CPaaS market is forecasted to increase at a 30.4% CAGR through the end of 2022(1), Kaleyra believes that through product enhancements and market expansion, its revenue and profitability growth rates over the next 3 years could match those achieved in the recent 3-year period.

(1)	Sourced – 451 Research

Leadership Team

Mr. Dario Calogero will continue to serve as the Chief Executive Officer, supported by his current management team combined with additional public market executives, and will remain a member of the Board of Directors to oversee and lead the operation of the business post-transaction. Dr. Avi Katz will assume the role of Chairman of the Kaleyra Board of Directors, which will comprise a total of seven members. Also joining the Board will be current GigCapital Board members Neil Miotto and John Mikulsky, and current Kaleyra Board members Simone Fubini and Matteo Lodrini, as well as an additional independent industry expert to be unanimously named by the other six members of the Board.

Transaction Details

Under the terms of the definitive agreement, GigCapital will purchase all of the ordinary shares of Kaleyra from its shareholders. The aggregate purchase price payable at the closing of the proposed transaction (excluding transaction expenses and subject to certain adjustments) will consist of (a) a mix of cash, convertible promissory notes (with conversion to be based upon the volume weighted average price of GigCapital common stock), or both in the aggregate amount of $15 million, and (b) between 8,616,819 and 10,181,819 shares of GigCapital common stock, with the level of redemption by the stockholders of GigCapital being used to determine the exact number of such shares to be issued. In addition, the Kaleyra shareholders will be entitled to receive up to 4,292,272 shares of GigCapital common stock as an “earn-out” based upon the post-combination company’s revenue and adjusted EBITDA for 2019 and 2020. The cash component of the purchase consideration, if any, is to be funded by cash in GigCapital’s trust account established in connection with its initial public offering, as well as the cash held by Kaleyra as of the Closing. GigCapital has also agreed to adopt an equity incentive plan that it will submit to its stockholders for approval. So long as such equity incentive plan is adopted and approved, GigCapital has agreed to issue to certain employees of Kaleyra or its subsidiaries 1,290,909 restricted stock units.

As part of the transaction, the sponsor investors in GigCapital have agreed to defer vesting and subject to a risk of forfeiture between 251,686 and 2,013,504 shares of GigCapital common stock (the “Deferred Shares”), depending upon the level of redemption by the stockholders of GigCapital, unless and until the Kaleyra shareholders receive the earn-out.

The transaction has been approved by the boards of directors of both GigCapital and Kaleyra, has been signed by all of the Kaleyra shareholders and remains subject to the satisfaction of customary closing conditions, including regulatory approval and the approval of GigCapital’s stockholders. It is expected to close promptly following GigCapital’s special stockholders’ meeting to approve the transaction, subject to any regulatory requirements, and the sponsor investors in GigCapital have agreed to vote all of their shares in GigCapital in favor of the transaction.

GigCapital was advised on the transaction by Cowen and Company, LLC as financial advisors, with Crowell & Moring LLP as legal counsel. Kaleyra was advised by Northland Capital Markets and GCA Altium as financial advisors, with Cooley LLP and Chiomenti as legal counsel.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive agreement relating to the transaction, a copy of which will be filed, alongside with the transaction presentation, by GigCapital with the Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K.

Conference Call Information

At 8:00 a.m. EST on March 5, 2019, Kaleyra and GigCapital will host a joint conference call to discuss the business combination with the investment community. For those who wish to participate, the domestic toll-free access number is 1-800-458-4148. The international access number is 1-856-344-9290.

A replay of the call will also be available through March 12, 2019. To access the replay, the domestic toll-free access number is 1-844-512-2921. International callers may use 1-412-317-6671. The conference ID number is 9067169.

SEC Filing

A Current Report on Form 8-K has been filed today with the SEC, accompanied by this press release and a corporate presentation, which can be accessed through the SEC’s website at www.sec.gov.

Disclaimer

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Additional Information About the Transaction and Where To Find It

Additional information about the proposed business combination and related transactions will be described in GigCapital’s Current Report on Form 8-K and preliminary proxy statement relating to the proposed business combination and the respective businesses of GigCapital and Kaleyra, which GigCapital will file with the SEC. The proposed business combination and related transactions will be submitted to stockholders of GigCapital for their consideration. GigCapital’s stockholders and other interested persons are advised to read, once available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with GigCapital’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination and related transactions, because these documents will contain important information about GigCapital, Kaleyra and the proposed business combination and related transactions. The definitive proxy statement will be mailed to stockholders of GigCapital as of a record date to be established for voting on the proposed business combination and related transactions.

Stockholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC by GigCapital, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Tara McDonough, Vice President and Chief Financial Officer, GigCapital, Inc., 2479 E. Bayshore Rd., Suite 200 Palo Alto, CA 94303, or by telephone at (650) 276-7040.

Participants in the Solicitation

Kaleyra, GigCapital and their respective directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from GigCapital’s stockholders in respect of the proposed business combination and related transactions. Information regarding GigCapital’s directors and executive officers is available in its Form 10-K filed with the SEC on December 6, 2018. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the preliminary and definitive proxy statements related to the proposed business combination and related transactions when it becomes available, and which can be obtained free of charge from the sources indicated above.

About GigCapital, Inc.

GigCapital, Inc. (NYSE: GIG, GIG.U, GIG.RT, and GIG.WS), is a Private-to-Public Equity (PPE)™ company, (also known as a Blank-Check or Special Purpose Acquisition Company (“SPAC”)), sponsored by GigAcquisitions, LLC, and sole-managed by GigFounders, LLC (www.gigfoundersglobal.com). All were founded in 2017 by Dr. Avi Katz. The companies are led by an affiliated team of technology industry experts, deploying its unique Mentor-Investors™ methodology to partner with exceptional privately-held technology companies of dedicated solid entrepreneurs. The companies offer financial, operational and executive mentoring in order to accelerate their path from inception, privately-held entity into the growth-stage as a publicly traded company. The partnership continues through an organic and roll-up strategy growth post the public offering. For more information, visit www.gigcapitalglobal.com.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, used pursuant to agreement.

About Kaleyra

Kaleyra is a global group specializing in providing mobile messaging services for financial institutions and multiple other types of enterprises of all sizes. Through its proprietary platform, Kaleyra manages multi-channel integrated communication services on a global scale, comprising messages, push notifications, e-mail, instant messaging, voice services and chatbots. Kaleyra’s technology today makes it possible to manage huge volumes of messages, with some 2 billion notifications a month. For more information: www.kaleyra.com

Non-GAAP Financial Measure and Related Information

This communication includes reference to adjusted EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is defined as of any date of calculation, the consolidated pro forma earnings of Kaleyra and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization calculated from the audited consolidated financial statements of such party and its subsidiaries (prepared in accordance with local GAAP), plus (i) transaction expenses of Kaleyra and GigCapital, (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by the post-combination company or any of its subsidiaries to their employees and (v) any provision for the write down of assets. The pro forma earnings of Kaleyra, which is an Italian company, and its subsidiaries, which include subsidiaries outside of the U.S., may not be prepared in conformance with Article 11 of Regulation S-X of the SEC. Adjusted EBITDA is being used to determine whether conditions have been achieved that would result in the issuance of the earn-out and the vesting of the Deferred Shares. GigCapital management believes that this non-GAAP measure of Kaleyra’s financial results will provide useful information to management and investors regarding certain financial and business trends relating to Kaleyra’s anticipated financial condition and results of operations. Investors should not rely on any single financial measure to evaluate Kaleyra’s anticipated business.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws regarding the proposed transactions and GigCapital. Such forward-looking statements include, but are not limited to, statements regarding the closing of the combination and the expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the business combination and future business plans of the Kaleyra and GigCapital management teams. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of GigCapital and/or Kaleyra in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on Kaleyra and GigCapital as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Kaleyra or GigCapital will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including that the GigCapital stockholders will approve the transaction, the ability of the post-combination company to meet the NYSE listing standards, and that Kaleyra will have sufficient capital upon the approval of the transaction to operate as anticipated. Should one or more of these risks or uncertainties materialize, or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

GigCapital Contact:

Darrow Associates, Inc.

Jim Fanucchi

+1 (408) 404-5400

ir@gigcapitalglobal.com

Kaleyra Contact:

Marco Lastrico

Barabino & Partners USA, LLC

+1 212 308 8710

m.lastrico@barabinousa.com